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                                                                    EXHIBIT 99.2


[BRIGHAM LOGO]                                                      NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE


BRIGHAM EXPLORATION ACHIEVES RECORD LOW FINDING COSTS IN 1999; PROVIDES OVERVIEW OF CAPITAL BUDGET FOR 2000

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         Austin, TX -- (Business Wire) - March 7, 2000 -- Brigham Exploration
Company (NASDAQ:BEXP) today announced that it achieved an all-in average finding cost in its 1999 exploration program of $0.53 per Mcfe, which is the lowest level in the Company's history. Brigham also provided a review of its 1999 drilling activity and an overview of its planned $25 million capital budget for 2000.

YEAR-END 1999 PROVED RESERVES AND FINDING COSTS

         Brigham's estimated net proved reserve volumes at December 31, 1999 totaled 84 Bcfe, approximately 78% of which are natural gas and 48% are proved developed. During 1999, Brigham added 37 Bcfe of net proved reserves primarily through drilling activities in its Anadarko Basin and Gulf Coast 3-D seismic projects. The Company's year-end 1999 proved reserve volumes represent an 18% increase over its 71 Bcfe estimated at mid-year 1999, which were reduced by the sales of properties with estimated net proved reserves of 36 Bcfe in June 1999. Brigham's drilling program generated net proved reserve additions that replaced 590% of its 6.3 Bcfe of net volumes produced during the year.

         Despite the Company's property sales in June 1999, which generated proceeds of $17.1 million, the present value of Brigham's estimated proved reserves, calculated in accordance with SEC guidelines ("PV10% Value"), increased 40% to $114.5 million at year-end 1999 from $81.7 million at year-end 1998. The PV10% Value at year-end 1999 was calculated based on a Henry Hub natural gas price of $2.35 per MMBtu and a Koch West Texas Intermediate posted oil price of $22.75 per barrel.

         Net capital expenditures incurred in exploration and development operations during 1999 totaled $14.3 million, approximately 75% of which related to drilling activities. As a result, Brigham's average finding costs for 1999 (including revisions to prior reserve estimates) were $0.38 per Mcfe based only on drilling expenditures and $0.53 per Mcfe based on total net capital expenditures, each of which represent the lowest annual finding costs achieved by Brigham.

1999 DRILLING ACTIVITY

         Brigham spud 6 gross and 2.3 net wells in its Anadarko Basin and Gulf Coast exploration provinces during the fourth quarter of 1999, representing an average working interest of 38%. Of these wells, the Company has completed 5 gross (2.3 net) wells and plugged 1 gross (0.0 net) wells, resulting in completion rates of 83% and 100% on a gross and net basis, respectively. For the full year 1999, Brigham participated in the drilling of 27 gross (8.8 net) wells, approximately 70% of which were completed. Highlights from Brigham's 1999 drilling program include:

o Home Run Field Vicksburg Discovery: The most significant drilling discovery by Brigham in 1999 was the Brigham-operated Palmer State #2 well, which confirmed the 1,100 acre Home Run Field in Brooks County, Texas. As previously announced, Brigham fracture stimulated the four Lower Vicksburg pay intervals identified in the Palmer State #2 during the first six weeks of 2000. The Company subsequently began full production from all four commingled zones in late February 2000, and the well is currently producing at a combined total daily rate of 16 MMcfe, or 4.7 MMcfe net to Brigham's revenue interest. Proved reserves attributed to the well are 14.1 Bcfe (74% natural gas), or 4.1 Bcfe net to Brigham's interest. The Company's net cost to drill and complete the well was approximately $1 million, resulting in a drilling cost of $0.24 per proved developed producing Mcfe. Further, the PV10% Value of net proved developed reserves attributed to the well is $9.7 million, or more than nine times the drilling and completion investment. Brigham's 3-D interpretative mapping indicates that the Home Run Field reservoirs have over 500 feet of structural relief and cover approximately 1,100 acres, with estimated gross potential reserves ranging from 80 Bcfe to over 200 Bcfe. The Company expects to spud a development well in mid-March, with five total wells currently planned for the project area in 2000.


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o    Gulf Coast Frio Discoveries: Brigham achieved drilling success in its expanding Frio play in Brazoria County, Texas with the completion of two wells spud during 1999 that added proved reserves of 12.4 gross Bcfe, or
     6.6 Bcfe net to the Company's revenue interests. As previously announced, the most recent Frio discovery began production in mid-February and is currently producing at a daily rate of 4.7 MMcfe (66% natural gas), or 2.0 MMcfe net to Brigham's revenue interest. During 2000, Brigham plans to perform a workover of the earlier discovery to restore production from a dually completed Upper Frio interval currently behind pipe, and to spud two additional Frio bright spot tests in this project.

o Anadarko Basin Morrow Play: Brigham has completed all five of its wells drilled in 1999 in its Arnett Project in Ellis, County Oklahoma, resulting in the discovery of 11.3 gross Bcfe of proved developed reserves, or 5.4 Bcfe net to the Company's revenue interests. Capitalizing on these Lower Morrow sandstone discoveries, Brigham plans to drill three additional locations in this project during the first half of 2000.

PLANNED 2000 CAPITAL BUDGET

         The Company's planned 2000 capital budget is estimated to be $25 million, which consists of approximately $20 million (or 80% of total budgeted expenditures) for drilling. Brigham's 2000 drilling program is designed to capitalize on its low 1999 finding costs and recent drilling discoveries, and is therefore focused in its Anadarko Basin and Gulf Coast 3-D seismic projects.

         The Company estimates that it will drill 30 to 40 wells during 2000, with an approximate 60%/40% allocation between its Gulf Coast and Anadarko Basin provinces. Drilling expenditures are estimated to be allocated approximately 75%/25% to its Gulf Coast and Anadarko Basin provinces. Brigham's planned drilling activity for 2000 consists of a blend of exploratory and developmental drilling locations with approximately 55% of its $20 million drilling budget allocated for exploration and the remaining 45% for development. The planned activity includes:

o Targeting approximately 20% of the Company's 2000 drilling budget towards its Home Run Field area, including three development wells to the Palmer State #2 and two exploratory wells to test similar Lower Vicksburg objectives in fault blocks directly adjacent to Brigham's Home Run Field discovery. The next Home Run Field development well should spud in the next ten days.

o Ten to fifteen 3-D seismic amplitude-supported exploratory Frio tests in several of its Gulf Coast projects, at least two of which are planned to spud in March.

o An exploratory test of a Springer-aged stratigraphic prospect in its Anadarko Basin province that would extend a channel that has produced in excess of 128 gross Bcfe to date. This prospect targets estimated gross unrisked potential reserves of 18 Bcfe, and Brigham retains a 71% working interest in the exploratory well which is currently drilling and expected to reach total depth in mid-April.

o An exploratory well that targets a large 3-D delineated Springer structure with over 140 Bcfe of potential reserves in the Anadarko Basin. Brigham has an 18% working interest in this 13,000 foot test spud in early January, which could establish as many as ten potential offset locations. This well was recently completed in the targeted Springer objective and production test results are expected within the next week.

o Offset drilling locations in its Morrow and Douglas natural gas plays in the Anadarko Basin. One Douglas well is currently drilling and three Morrow wells should spud within the next sixty days.

o A deep proved undeveloped test offsetting a 16 Bcfe well that targets a potentially significant Hunton structure in the Mountain Front play in the western portion of the Anadarko Basin.

         Brigham expects to fund its planned capital expenditures during 2000 through a combination of cash flow from operations and its recently completed debt and equity financing transactions that provide a total of $18.5 million to $23.5 million in committed capital availability.

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MANAGEMENT COMMENT

         Bud Brigham, the Company's Chairman, CEO and President, stated, "Two of our most significant goals for 1999 were to secure additional liquidity for our drilling program and to achieve optimal drilling results by concentrating our activity in areas where we achieved previous 3-D seismic drilling success. We believe our results demonstrate that we have effectively accomplished each of these objectives. Our liquidity objectives were completed through a combination of asset sales, the majority of which were non-producing assets, and financing transactions which culminated in our recently secured funding of our planned 2000 activity."

         Brigham continued, "Our 1999 drilling program, which generated a major field discovery, validates the value that exists in our deep prospect inventory. While our historical drilling costs in the Gulf Coast and the Anadarko Basin are low relative to industry at $0.62 and $0.56 per Mcfe, respectively, we achieved our lowest drilling cost to date in 1999 at only $0.38 per Mcfe. Further, we are benefiting from our substantial prior investments in 3-D seismic data and undeveloped acreage, since the majority of our current capital investments go directly to drilling, resulting in our extremely low all-in average finding cost of $0.53 per Mcfe during 1999."

         Brigham further stated, "We believe that our 2000 drilling program provides our Company with outstanding value added economics, and therefore the opportunity to significantly expand our proved developed reserves, production volumes and cash flow. This balanced program provides an attractive mix of lower risk development drilling projects, highlighted by our planned Home Run Field activity, and several high potential exploratory opportunities. We look forward to implementing this exciting exploration and development program that builds upon our drilling accomplishments in 1999, and we therefore expect to deliver tangible growth in shareholder value in 2000."

ABOUT BRIGHAM EXPLORATION

         Brigham Exploration Company (www.bexp3d.com) is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.

FORWARD LOOKING STATEMENTS DISCLOSURE

         Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. The Company's actual capital expenditures in 2000 may differ from the estimates discussed herein. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, availability of sufficient capital resources by the Company and its project participants, federal and state regulatory developments and other risks more fully described in the Company's filings with the Securities and Exchange Commission.

Contact:  Christopher A. Phelps, Vice President - Finance & Strategic Planning
          (512) 427-3300 / investor@bexp3d.com